EXHIBIT 10.3

SETTLEMENT AND WAIVER AGREEMENT
This Settlement and Waiver Agreement (the “Agreement”) is entered into as of the 8th day of September, 2015, by and among Amedica Corporation, a Delaware corporation with offices located at 1885 West 2100 South, Salt Lake City, UT 84119 (the “Company”), and MG Partners II, Ltd. (the “Holder”), with reference to the following facts:
A.In accordance with that certain Securities Purchase Agreement, dated June 30, 2014, by and between the Company and the Investor (the “Securities Purchase Agreement”) and that certain Amendment and Exchange Agreement, dated as of April 2, 2015, by and between the Company and the Investor (the “Exchange Agreement”), the Company has previously issued to the Holder (i) that certain Senior Convertible Note, with an aggregate principal amount of $797,649.54, issued by the Company to the Holder on April 2, 2015 in exchange for that certain Senior Convertible Note, initially issued on June 30, 2014, with an aggregate original principal amount of $2,900,000 (the “Initial Note”) and an outstanding aggregate principal amount as of April 2, 2015 of $797,649.54 (the “Exchanged June Note”) and (ii) that certain Senior Convertible Note, with an aggregate principal amount of $3,500,000 issued by the Company to the Investor on April 2, 2015 in exchange for that certain Senior Convertible Note, initially issued on August 11, 2014, with an aggregate original principal amount of $3,500,000 (the “Additional Note”, and together with the Initial Note, the “Original Notes”) and an outstanding aggregate principal amount as of April 2, 2015 of $3,500,000 (the “Exchanged August Note”, and together with the Exchanged June Note, the “Exchanged Notes”).

B.On June 18, 2015, the Holder delivered an Event of Default Redemption Notice (as defined in the Exchanged Notes) to the Company, requiring the redemption of the Exchanged Notes in full as a result of the alleged occurrence of certain events of default related to claimed breaches of representations and warranties of the Company in the Securities Purchase Agreement and the Exchange Agreement (the “Note Claim”).

C.On June 25, 2015, the Company filed a Current Report on Form 8-K disputing the Note Claim and the Holder’s right to deliver such Event of Default Redemption Notice to the Company in accordance with the terms of the Exchanged Notes (the “Dispute”).

D.The Company currently desires to raise up to $15 million in an offering of equity or equity-linked securities of the Company (the “Proposed Financing”), with $5 million to be raised at an initial closing (the “Proposed Financing Closing”) and, subject to the Company obtaining stockholder approval as required by the rules and regulations of The Nasdaq Stock Market (the “Stockholder Approval”, and such meeting of the stockholders of the Company to obtain the Stockholder Approval, the “Stockholder Meeting”), an additional $5 million to be raised in connection with the exercise of warrants issued in the Proposed Financing Closing (the “Proposed Financing Second Funding”) and an additional $5 million to be raised in connection with the exercise of additional warrants issued in the Proposed Financing Closing (the “Proposed Financing Third Funding”).

E.In connection with the consummation of the Proposed Financing Initial Closing, the parties hereto desire to resolve the Dispute and obtain certain waivers to permit the Proposed Financing and Alternate Offerings (as defined below) in accordance herewith.

F.Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Securities Purchase Agreement (as amended hereby).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
1.Amount Owed Under the Exchanged Notes. As of the date hereof, (a) the total amount owed under the Exchanged June Note is $894,252.41, of which $797,649.54 represents principal and $96,602.87 represents accrued and unpaid interest, and (b) the total amount owed under the Exchanged August Note is $3,725,166.67, of which $3,500,000 represents principal and $225,166.67 represents accrued and unpaid interest.

2.Redemption of Exchanged Notes. Notwithstanding anything in the Exchanged Notes to the contrary, and subject to the terms and conditions of this Agreement, the Company and the Holder hereby agree to effect the redemption, in full, of the Exchanged Notes for an aggregate amount of $5,000,000 (the “Redemption Amount”) to be paid as follows:

(a)Initial Funding. No later than the first (1st) Business Day after the date of the consummation of the Proposed Financing Closing (the “Initial Funding”, and such date, the “Initial Funding Date”), the Company shall purchase, and the Holder shall sell, $797,649.54 in aggregate principal amount of the Exchanged June Note, in full satisfaction of all obligations thereunder, and $1,351,175.23 in aggregate principal amount of the Exchanged August Note (in each case, together with any accrued and unpaid interest with respect thereto) to the Company for a cash payment of $2,500,000 (the “Initial Purchase Price”), to be paid by wire transfer to the Holder on or before the first Business Day following the Initial Funding Date, in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company at least two Business Days prior to the Initial Funding Date.

(b)Second Funding. No later than the first (1st) Business Day after the date of the consummation of the Proposed Financing Second Funding (the “Second Funding”, and such date, the “Second Funding Date”), the Company shall purchase, and the Holder shall sell, $1,074,412.39 in aggregate principal amount of the Exchanged August Note (together with any accrued and unpaid interest with respect thereto, including, without limitation, any Additional Interest (as defined below)) to the Company for a cash payment of $1,250,000 (the “Second Purchase Price”), to be paid by wire transfer to the Holder on or before the first Business Day following the Second Funding Date, in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company at least two Business Days prior to the Second Funding Date.

(c)Third Funding. No later than the first (1st) Business Day after the date of the consummation of the Proposed Financing Third Funding (the “Third Funding”, and such date, the “Third Funding Date”), the Company shall purchase, and the Holder shall sell, $1,074,412.39 in aggregate principal amount of the Exchanged August Note (together with any accrued and unpaid interest with respect thereto, including, without limitation, any Additional Interest) to the Company for a cash payment of $1,250,000 (the “Third Purchase Price”, and together with the Second Purchase Price and the Initial Purchase Price, each a “Purchase Price”), to be paid by wire transfer to the Holder on or before the first Business Day following the Third Funding Date, in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company at least two Business days prior to the Third Funding Date. The payment of such Third Purchas Price shall satisfy in full all obligations of the Company under the Exchanged August Note.

(d)Stockholder Approval; Additional Interest; Alternate Offerings. Notwithstanding anything herein to the contrary, if the Company has not held the Stockholder Meeting on or prior to

November 13, 2015 (the “Stockholder Meeting Deadline”) or fails to obtain the Stockholder Approval at the Stockholder Meeting (such date, the “Stockholder Meeting Failure Date”), the following shall apply:

(i)The parties acknowledge and agree that, notwithstanding anything set forth in the Exchanged Notes to the contrary, upon the earlier to occur of (x) if a Stockholder Meeting has not occurred on or prior to the Stockholder Meeting Deadline, the Stockholder Meeting Deadline and (y) the Stockholder Meeting Failure Date, any principal amount then outstanding under the Exchanged August Note shall bear interest at an increased rate of ten percent (10%) per annum (such interest, the “Additional Interest”), which shall be payable only upon the Company’s receipt of a request for payment of the Exchanged August Note from Magna on or after August 11, 2016, the maturity date of the Exchanged August Note (the “Maturity Date”). If any portion of the principal amount of the Exchanged August Note remains unpaid by the Maturity Date, then the term “Additional Interest” shall mean, from and after the Maturity Date, eighteen percent (18%) per annum, which is the default interest rate set forth in Section 2(b) of the Exchanged August Note.

(ii)Upon the consummation of any offering by the Company (or any of its Subsidiaries) of equity or equity-linked securities (excluding the Initial Funding) (an “Alternate Offering”) providing at least $5 million in aggregate gross proceeds to the Company when combined with the gross proceeds received from all previously completed Alternate Offerings (the “Alternate Offering Proceeds Requirement”), the Company shall purchase, and the Holder shall sell, a portion of the then-remaining principal amount of the Exchanged August Note (together with any accrued and unpaid interest with respect to such principal amount) for a purchase price of $1,250,000 plus 25% (the “Purchase Price Percentage”) of the gross proceeds from such Alternative Offerings in excess of $5,000,000 (the “Alternate Offering Purchase Price”) until the remaining balance of the Redemption Amount is paid in full. Each $1,000 of any Alternate Offering Purchase Price paid to the Holder pursuant to this Section 2(d) shall purchase (x) $859.53 of the principal amount of the Exchanged August Note plus (y) any accrued and unpaid interest with respect thereto up to a maximum of $140.47 with respect to such principal amount. By way of example and for illustration purposes only, if the Company completes an Alternate Offering in which it receives $5,000,000 in gross proceeds (assuming that at such time the sum of $1,074,162.50 of aggregate principal amount of the Exchanged August Note and any accrued and unpaid interest thereon to be redeemed does not exceed $1,250,000), the Alternate Offering Proceeds Requirement will be satisfied and the Company shall pay to the Holder $1,250,000 as the Alternate Offering Purchase Price and the principal amount of the Exchanged August Note shall be reduced by $1,074,162.50 and all accrued and unpaid interest with respect thereto shall be extinguished) Any Alternate Offering Purchase Price shall be paid by wire transfer to the Holder on or before the first Business Day following the date of closing of the applicable Alternate Offering triggering the payment obligation (the “Alternate Offering Closing Date”), in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company at least two Business Days prior to the applicable Alternate Offering Closing Date. If there remains any balance of the Redemption Amount owed after the Maturity Date, the Purchase Price Percentage shall increase to 35%. Notwithstanding anything herein to the contrary, if either (x) the gross proceeds to the Company from the aggregate exercise of the Series B Warrants is less than $5 million and/or (y) the gross proceeds to the Company from the aggregate exercise of the Series B Warrants is less than $5 million, in lieu of Section 2(b) and 2(c) above, such exercises of Series B

Warrants and/or Series C Warrants, as applicable, shall constitute Alternate Offerings and the Company shall pay such portions of such gross proceeds to the Holder as required in accordance with this Section 2(d)(ii).

(e)Cancellation of Exchanged Notes; Delivery of Certificates. Immediately following the Holder’s receipt of the applicable Purchase Price or Alternate Offering Purchase Price for a redemption of all or any portion of the Exchanged Notes, such Exchanged Notes shall automatically be cancelled to the extent of such redemption and shall be of no further force and effect. As soon as commercially practicable, but in any event within five (5) Business Days following each redemption of all or any portion of the Exchanged Notes, the Holder shall deliver or cause to be delivered to the Company (or its designee) a certificate representing such Exchanged Notes redeemed by the Company, provided, that within five (5) Business Days following the Initial Funding Date, the Holder shall deliver or cause to be delivered to the Company (or its designee) the originally executed Exchanged June Note for cancellation by the Company, and within five (5) Business Days following the Third Funding Date or, if applicable, the Alternate Offering Closing Date in which the Company’s payment obligations set forth in Section 2(d)(ii) have been fully satisfied, the Holder shall deliver or cause to be delivered to the Company (or its designee) the originally executed Exchanged August Note for cancellation by the Company.

(f)Other Agreements. The Company and the Holder shall execute and deliver such other documents and agreements as are customary and reasonably necessary to effectuate the transactions contemplated hereby. At least monthly, or otherwise as more often as the Holder shall reasonably request, the Company promptly shall provide to the Holder written information, including without limitation applicable financial information, regarding the status of its compliance with Section 7.10(a) of the Hercules Credit Agreement (as defined below). If requested by the Holder in writing, the Company promptly shall use its reasonable best efforts to request from Hercules (as defined below) that it consents to the payment to the Holder of the applicable Purchase Price Percentage of the gross proceeds received by the Company in any Alternate Offering even though the Alternate Offering Proceeds Requirement has not been satisfied.

3.Waivers, Amendments and Terminations with Respect to Transaction Documents.

(a)Securities Purchase Agreement and Exchange Agreement Waivers and Terminations. Effective as of the Initial Funding Date, the Holder hereby permanently waives each of the following provisions and such provisions shall terminate and be of no further force or effect: Sections 10, 11, 12.13 and 12.14 of the Securities Purchase Agreement and Sections 7, 8 and 11 of the Exchange Agreement.

(b)Exchanged Note Waivers and Amendments. Effective as of the Initial Funding Date, the Holder hereby agrees that the default interest rate set forth in Section 2(b) of the Exchanged Notes shall be waived and shall not apply in accordance with the terms of such Section 2(b) except as set forth in Section 2(d)(i) above. For the avoidance of doubt, no accrued but unpaid interest will be payable to the Holder in any form or amount unless and until the Holder requests payment thereof upon or after the Maturity Date. Effective as of the Initial Funding Date, the Holder hereby permanently waives any right of the Holder to convert any of the Exchanged Notes into shares of Common Stock, and Sections 3 and 14 of each of the Exchanged Notes shall be of no further force or effect. Effective as of the Initial Funding Date, the Holder permanently agrees to the termination of the covenants set forth in Section 13 of the Exchanged Notes and such provision shall be of no further force or effect. Effective as of the date hereof, the Holder hereby waives any right of the

Holder to transfer any of the Exchanged Notes pursuant to Section 16 thereof until the Initial Funding Date, and, effective as of the Initial Funding Date, the Holder hereby agrees to permanently waive any right to transfer any of the Exchanged Notes and, in connection therewith, Section 16 of each of the Exchanged Notes is hereby amended and restated to read entirely as:

“16. TRANSFER. This Note may not be offered sold, assigned or transferred by the Holder without the consent of the Company.”
4.Representations and Warranties of the Company. The Company represents and warrants to the Holder, as of the date hereof, and as of the time of consummation of the Exchange, that:

(a)Organization and Qualification. The Company and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents except, with respect to the Subsidiaries, for violations which would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b)Authorization and Binding Obligation. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the other agreements and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Settlement Documents”) and to acquire and cancel the Exchanged Notes for the applicable Purchase Prices in accordance with the terms hereof. The execution and delivery of the Settlement Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the acquisition and cancellation of the Exchanged Notes, have been duly authorized by the Board of Directors of the Company and, other than (i) such filings required under applicable securities or “Blue Sky” laws of the states of the United States, (ii) no further filing, consent, or authorization is required by the Company or of its Board of Directors or its shareholders. This Agreement and the other Settlement Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)No Conflict; Required Filings and Consents.

(i)The execution, delivery and performance of the Settlement Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the acquisition and cancellation of the Exchanged Notes) will not (A) result in a violation of the Certificate of Incorporation, the terms of any share capital of the Company or any of its Subsidiaries, the Bylaws or any of the organizational documents of the Company or any of its Subsidiaries or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, subject to obtaining the Hercules Consent (as defined below), or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws, rules, and regulations, and the rules and regulations of the Nasdaq Capital Market (the “Principal Market”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(ii)Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or, make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person other than Hercules (as defined below) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Settlement Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations (which the Company is required to obtain pursuant to the preceding sentence) have been obtained or effected, or will have been obtained or effected, on or prior to the date hereof, and the Company and its Subsidiaries are unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(iii)Subject in all cases to the conditions (I) that no payment may be made by the Company to the Holder pursuant to this Agreement if the Company is in violation of, or if such payments would violate, Section 7.10(a) of the Hercules Credit Agreement (defined below) and (II) that in no event shall the aggregate payments made by the Company to the Holder pursuant to this Agreement exceed the Redemption Amount, on or prior to Initial Funding Date the Company shall have obtained the irrevocable written consent, in form and substance reasonably satisfactory to the Holder, of the lenders (the “Hercules Consent”) under that certain Loan and Security Agreement by and among the Company, its subsidiary, Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P. (together, “Hercules”), dated as of June 30, 2014, as amended from time to time (the “Hercules Credit Agreement”), to (y) the transactions contemplated hereby (including, without limitation, the payment of the applicable Purchase Prices hereunder) and (z) upon the Company’s receipt of a request for payment of the Exchanged August Note from Magna at or after the Maturity Date, the payment in full by the Company of all amounts then due under the Exchanged August Note then outstanding. For the avoidance of doubt, (A) neither the Company nor any of its Subsidiaries shall agree to any amendment, waiver or other modification of the Hercules Credit Agreement that would result in a violation of this Section 4(c)(iii), and (B) no provision of this Agreement extinguishes the Company’s obligation to pay to the Holder all amounts due and payable to it under the Exchanged August Note on or after the Maturity Date (including, without limitation, accrued and unpaid interest under the Exchanged August Note, whether or not the aggregate principal amount and accrued and unpaid interest under the Exchanged August Note then exceeds $2,500,000) with the understanding that the Hercules Consent may not then apply to permit the payment, in full, of such outstanding amounts.

(d)Disclosure. Other than (i) as set forth in the Press Release (as defined below), (ii) matters relating to amending the Hercules Credit Agreement and the Hercules Consent and (iii) the Proposed Financing, the Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that the Holder may rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Holder regarding the Company and its Subsidiaries, their business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

5.Representations and Warranties of the Holder. The Holder represents and warrants to the Company, as of the date hereof, as follows:

(a)Organization and Authority. The Holder has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Holder and the consummation by Holder of the transactions contemplated hereby has been duly authorized by Holder’s board of directors or other governing body. This Agreement has been duly executed and delivered by Holder and constitutes the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

(b)Ownership of Exchanged Notes. The Holder owns the Exchanged Notes free and clear of any liens (other than the obligations pursuant to this Agreement, the Transaction Documents and applicable securities laws).

(c)Validity; Enforcement. This Agreement and the Settlement Documents to which the Holder is a party have been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d)No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the Settlement Documents to which the Holder is a party, and the consummation by the Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

6.Mutual Release. Effective as of the later of (x) the Initial Funding Date and (y) the Holder’s (or its designee’s) receipt of the Initial Purchase Price, each party hereto on behalf of itself and its affiliates (collectively, the “Releasing Parties”) hereby unconditionally release and forever discharge the other party hereto, including, but not limited to, all of such other party’s present and former subsidiaries, affiliate companies, shareholders, officers, directors, employees, attorneys and agents (collectively, the “Released Parties”), from any and all causes of action demands claims contracts, encumbrances, liabilities, obligations, expenses, losses, and rights of every nature and description, whether arising or pleaded in law or in equity, under contract, statute, tort or otherwise, whether known or unknown, whether accrued, potential, inchoate, liquidated, contingent or actual, asserted or that might have been asserted (including, without limitation, the Note Claim) (collectively, “Claims”) which the Releasing Parties now have, have ever had or may hereafter have, accruing or arising contemporaneously with, or before the date hereof, including all Claims based upon, arising out of, or in any way relating to, the Securities Purchase Agreement, the Exchange Agreement, the Exchanged Notes or any other Transaction Document, other than Claims arising pursuant to this Agreement or any other Settlement Document or any Claims arising after the date hereof relating to enforcing the Exchanged Notes subject to the terms of this Agreement. For the avoidance of doubt, this mutual release shall not release any Releasing Party of its obligations, if any, under this Agreement or any other Settlement Document or any Claims arising after the date hereof relating to enforcing to the Exchanged Notes subject to the terms of this Agreement. Also, for the avoidance of doubt, in connection with the release of the Note Claim as set forth herein, the default interest rate contemplated in Section 2(b) of the Exchanged Notes shall be deemed to have never applied with respect to the Exchanged Notes.

7.Disclosure of Transaction. The Company shall, on or before 8:30 a.m., New York City Time, within two (2) Business Days after the date of this Agreement, issue a press release and/or Current Report on Form 8-K (collectively, the “Press Release”) disclosing all material terms of the transactions contemplated hereby. From and after the issuance of the Press Release, the Holder shall not be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release. The Company shall not, and shall cause its officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company from and after the filing of the Press Release without the express written consent of the Holder. The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation.

8.Fees. The Company shall reimburse Kelley Drye & Warren LLP (counsel to the Holder), on demand, for all reasonable, documented costs and expenses incurred by it prior to the date hereof and in connection with the Exchanged Notes generally and specifically preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate amount not to exceed $36,000.

9.Miscellaneous. Section 12 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis (except as otherwise set forth in Section 3(a) above).

10.Termination. Notwithstanding anything contained in this Agreement to the contrary, if the Initial Funding Date has not occurred and the Company does not pay the Initial Purchase Price to the Holder in accordance with Section 2 hereof on or prior to September 15, 2015, then, at the election of the Holder delivered in writing to the Company, this Agreement shall be terminated and be null and void ab initio, no amendments or waivers hereunder shall be effective and the Exchanged Notes and shall remain outstanding as if this Agreement never existed.

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IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.
HOLDER:
MG PARTNERS II, LTD.
By:    /s/ James Keys
Name: James Keys
Title: Director
By:    /s/ Joshua Sason
Name: Joshua Sason
Title: Director
THE COMPANY:
AMEDICA CORPORATION
By:    /s/ B. Sonny Bal
Name: B. Sonny Bal
Title: Chief Executive Officer and President

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